For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2006 FOURTH-QUARTER AND FULL-YEAR RESULTS

•	Fourth-quarter net income of $3.7 million, or $.50 per diluted share.

•	Full-year net income of $11.7 million or $1.50 per diluted share vs. $.22 per diluted share in 2005.

•	Net interest margin expanded 26 basis points on linked quarter basis, and 30 basis points on a year-over-year basis.

•	$210 million in community bank loan originations in 2006

•	Non-performing loans decreased by 50% or $8.4 million in fourth quarter.

•	Contemplated shareholder value strategies for 2006 were completed.

•	Executed letter of intent for sixth regional bank location in Longmont, CO

Denver - February 21, 2007.  United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market, today announced its financial results for the fourth quarter and year ended December 31, 2006.

Net income for the fourth quarter of 2006 was $3.7 million, or $.50 per diluted share, compared to net income of $2.0 million for the third quarter, or $.27 per diluted share. The Company reported a loss of $6.0 million, or ($.76) per diluted share, in the fourth quarter of 2005.

On a linked quarter basis, net income increased $1.7 million. The increase in income from the prior quarter was due to several factors, the largest of which was the gain from the exercise of our put option on our retained 25% interest in Matrix Asset Management Corporation (“MAM”). We realized a gain of $2.7 million pre-tax on this sale, $1.7 million after tax, or $.23 per diluted share.

Between the third and fourth quarters of 2006, continuing growth in our community bank loan portfolio and securities portfolio, combined with the retirement of a portion of our long term debt and a change in the composition of other interest bearing liabilities, contributed to a $1.6 million, or 12%, increase in net interest income before provision for credit losses.

For the year ended December 31, 2006, earnings were $11.7 million or $1.50 per diluted share compared to net income of $1.6 million or $.22 per diluted share for the year ended December 31, 2005.

Earnings for the year were positively impacted by the implementation of our community bank business plan and resultant expansion in net interest income. Net interest income increased $10.9 million, or 24%, during 2006 due to the efforts of our community banking teams. Net interest margin grew 30 basis points to 2.74% from 2.44% primarily as a result of the run off of wholesale loans that are being replaced with community bank loan production. Additionally, earnings were favorably impacted by the successful execution of previously announced shareholder value strategies. Consistent with overall earnings, income from continuing operations in 2006 was $10 million, or $1.27 per basic and diluted share, compared to $138,000, or $0.02 per basic and diluted share, in 2005.

The Company’s assets totaled $2.16 billion on December 31, 2006, compared to $2.08 billion at December 31, 2005. During 2006, the Company originated $210 million of new loans through its community banking teams. These loans consisted of commercial, commercial real estate, residential and commercial construction and development, multifamily, single-tenant, and SBA 504 and 7a loans. Total community bank originated loans at December 31, 2006 grew to $401 million.

Scot T. Wetzel, President and CEO, commented, “Our strategy to invest in quality banking professionals continues to pay off for our shareholders. We exceeded our targeted level of loan originations with $210 million, 30% above our stated goal of $160 million for 2006, and we produced new deposits of $241 million, exceeding by more than 60% our stated goal of $150 million, for 2006. The positive impact the community banking teams are having is evident, as our net interest margin grew 26 basis points between the third and fourth quarter of 2006. In early 2007 we opened our third bank location in Cherry Creek, in keeping with our strategy to open a new community banking location every six months. We anticipate opening our Fort Collins and Denver Tech Center locations later in 2007. Further, last week we entered into a letter of intent to purchase, subject to completion of due diligence, a 1.35 acre site at the intersection of Ken Pratt Boulevard and S. Martin Street in Longmont, in Boulder County. ”

William D. Snider, Chief Financial Officer, noted, “In the fourth quarter we successfully negotiated repayments and payoffs of certain non-performing loans that significantly improved our overall asset quality. Non-performing loans declined $8.4 million or 50% in the quarter. Of this decline, $8 million was from the commercial loan portfolios.” Snider added, “Our balance sheet conversion is continuing with positive results. On a linked quarter basis the yield on assets increased to 5.82% from 5.76% and we were able to decrease the cost of our liabilities from 3.47% to 3.30% by the retirement of $5 million of trust preferred debt and securities at the holding company and the use of $50 million of structured repurchase agreements at United Western Bank. We are particularly pleased with the results in light of the inverted and otherwise flat yield curve, and the negative impact that prepayments had on our purchased SBA loans and SBA securities portfolio, in the fourth quarter. Amortization resulting from prepayments of purchased SBA loans and SBA securities negatively impacted interest income by $654,000 in the fourth quarter 2006.”

Michael J. McCloskey, Chief Operating Officer, commented, “During the quarter, we successfully completed our 2006 shareholder value strategies. These strategies included the deployment of $45 million of new markets tax credits, the sale-leaseback of the United Western Financial Center, the divestitures of certain non-core operating subsidiaries, and the exercise of our put option on our former subsidiary, Matrix Asset Management Corporation. By exercising this put option, we realized, as noted, a pre-tax gain of $2.7 million. At the same time, we deployed the remainder, approximately $10 million, of our new market tax credit authorizations at United Western Bank and recognized a net income tax benefit of $308,000 this year and anticipate a net income tax benefit from this deployment of $2.4 million over the next six years. Our trust services subsidiary, Sterling Trust Company, also contributed positively to the overall results of the Company. Total assets under custody grew to approximately $3.8 billion, total accounts grew to 50,576, and deposits at United Western Bank acquired through Sterling Trust grew to $372 million during 2006, an increase of 29% or $84 million.”

Financial Highlights

Net Interest Income. Net interest income before provision for credit losses totaled $15.1 million for the quarter ended December 31, 2006, compared to $11.8 million for the quarter ended December 31, 2005 and $13.5 million for the quarter ended September 30, 2006. Net interest margin was 2.92% for the fourth quarter of 2006 compared to 2.66% for the third quarter of 2006. This 26-basis-point increase in net interest margin between the third and fourth quarters of 2006 was due to a $37 million increase in higher yielding community bank division loans. The 30-basis-point increase in net interest margin on a year-over-year basis is due to the above factors as well as the increased volume of interest-earning assets.

The Company’s net interest income totaled $55.5 million for the year ended December 31, 2006, compared to $44.6 million for the year ended December 31, 2005, while net interest margin was 2.74% and 2.44% for those years, respectively. The $10.9 million, or 24%, increase in net interest income was divided fairly equally between increases in interest rates and increases in volume. The average balance of interest-earning assets grew $215 million to $2.05 billion for the year ended December 31, 2006 compared to $1.83 billion for 2005. The yield on interest-earning assets increased to 5.63% for 2006, compared to 4.75% for 2005. The increase in yield on assets was due to a combination of the increase in yield from the community bank loans originated in 2006 and the increase in yield earned on our wholesale single-family loans. The single-family loan yield increased 71 basis points to 4.87% for 2006, compared to 4.16% for 2005, although the yield continues to under perform due to rapid repayments experienced in this portfolio.

The average balance of the Company’s interest-bearing liabilities increased to $1.82 billion for the year ended December 31, 2006, compared to $1.65 billion for 2005. The cost of the interest-bearing liabilities also increased to 3.26% for 2006, compared to 2.56% for 2005. The increase in interest-bearing liabilities was principally related to the increase in short-term interest rates upon which the majority of the Company’s liabilities are based.

Provision for Credit Losses. The provision for credit losses was $82,000 for the quarter ended December 31, 2006 and $2.3 million for the year, compared to $380,000 for the quarter ended December 31, 2005 and $1.5 million for the year ended December 31, 2005. The decrease in provision in the fourth quarter was due to the resolution of non-performing loans and resultant improvement in asset quality that occurred in the period. The increase in the provision between 2006 and 2005 is principally attributable to the Company’s reevaluation of loan-loss reserve levels associated with its commercial loan portfolio and increases in balances in the commercial loan portfolio due to new loan production.

Noninterest Income. Noninterest income was $7.1 million for the quarter ended December 31, 2006, compared to $6.1 million for the quarter ended December 31, 2005 and $7.2 million for the quarter ended September 30, 2006. The increase in the year-over-year period was due principally to the gain from the sale of the Company’s 25% interest in Matrix Asset Management, discussed above, which was partially offset by continued declining loan administration income that is associated with a decreasing mortgage servicing portfolio. Noninterest income is relatively unchanged from the third quarter 2006, as in that period the Company monetized $15 million of new markets tax credits upon which it earned a fee of approximately $1.6 million. In addition in the third quarter of 2006, the Company realized a gain on sale of property in Texas of approximately $300,000.

For 2006, noninterest income was $29.0 million, compared to $28.3 million for 2005. The overall fluctuation is due to several transitional items that occurred in the year. The decline in loan administration income is consistent with the decline in the mortgage servicing portfolio. Lower brokerage revenues were caused by exiting the SBA pooling business for the majority of 2006. Furthermore, a decline in custodial and administration services was due to the sale of the trust operations of United Western Bank in April 2005. The decline in real estate disposition revenue was due to the sale of that business in the first quarter 2006. Gains on sale of loans declined due to a reduction in such wholesale activities and the current yield environment, which makes the sale of loans purchased from our servicing portfolio more attractive to retain. The increase in gains and losses on assets was principally due to the sale of the Company’s 25% interest in MAM. Litigation settlements realized by United Western Bank and Matrix Financial and fees from new market tax credits were the principal cause of the increase in other noninterest income.

Noninterest Expense. Noninterest expense was $17.3 million for the quarter ended December 31, 2006, compared to $28.9 million for the quarter ended December 31, 2005, and $17.5 million for the quarter ended September 30, 2006. Between the fourth quarter 2006 and 2005 the principal factors were the settlement of litigation at Sterling Trust in the amount of $3.1 million, a LOCOM write down for the Company’s held for sale single family residential loan portfolio of $3.2 million, and compensation matters associated with the private placement and tender offer discussed above. In comparing the fourth quarter and the third quarter 2006, there was a $344,000 decline in mortgage servicing rights amortization due to the absolute decline in the mortgage servicing rights, and a $434,000 decline in occupancy expense due to sale of the Company’s headquarters building in downtown Denver, which reduced certain landlord expenses, as well as approximately $294,000 of amortization of our deferred gain from the sale of the building. Other expenses declined approximately $169,000. Offsetting most of these declines was an increase of $853,000 in compensation caused by increased community bank loan production, new banking professionals hired in the period, and other year end incentives.

For the year ended December 31, 2006, noninterest expense was $68.7 million compared to $73.7 million for 2005. Compensation and employee benefits declined due to the expenses in 2005 associated with the private placement and tender offer, mortgage servicing rights amortization and data processing expenses for servicing such loans declined due to lower balances of mortgage servicing rights assets and a modest decline in the repayment rate, and decreased other expenses declined. The decline in other expense was caused from the Sterling Trust settlement and the LOCOM write down which did not recur in 2006. Partially offsetting these decreases were subaccounting fees, which increased $7.6 million due to an increase in the levels of institutional deposits held on which subaccounting services are incurred, and the level of subaccounting fees, which generally move with changes in the Federal Open Market Committee target rate for overnight deposits.

Loans. At December 31, 2006, loans net of the allowance for credit losses were $1.16 billion compared to $1.14 billion at September 30, 2006 and $1.35 billion at December 31, 2005. For the same periods, single-family loans were $607 million, $653 million and $886 million, and purchased SBA loans were $156 million, $164 million and $193 million, respectively. Community bank including SBA originated loans were $401 million, $336 million and $260 million for the same periods.

During the fourth quarter of 2006, non-performing loans decreased from $16.8 million to $8.4 million, and now represent 0.72% of total loans compared to 1.46% of total loans at September 30, 2006. Non-performing loans were $16.9 million or 1.24% of total loans at December 31, 2005. Non-performing single-family loans were $5.9 million, $6.4 million and $8.9 million at December 31, 2006, September 30, 2006 and December 31, 2005, respectively. This represents 0.97%, 0.98% and 1.01% of such loans for those respective periods.

Deposits. Deposits, including custodial escrow balances, increased $212 million from December 31, 2005 to $1.39 billion at December 31, 2006, representing a combination of new institutional deposits and deposits gathered from the Company’s community banking efforts. Deposits, including custodial escrow balances were $1.32 billion at September 30, 2006.

Capital. During the fourth quarter of 2006, the Company repurchased 300,000 of its common shares for approximately $5.85 million. The Company’s Board of Directors has authorized the repurchase of up to 5% of the outstanding shares of the Company’s common stock, which represents a total of 377,829 shares. These repurchases are part of the Company’s capital management plan and strategy. During the first quarter of 2006, the Company completed the repurchase of 4,184,277 common shares for approximately $79.5 million under the previously announced tender offer, which closed on January 23, 2006. This repurchase was charged against additional paid-in capital. This charge of $79.5 million, offset by our earnings year-to-date, and the repurchase discussed above resulted in shareholders’ equity of $107.8 million at December 31, 2006 compared to $180.7 million at December 31, 2005. At December 31, 2006, the Company’s equity leverage ratio was 5.00%.

United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 6.82%, 15.70% and 14.88%, respectively, as of December 31, 2006, all of which are well in excess of regulatory requirements. These ratios reflect the low risk levels associated with securities and single-family loans, and the prudent leverage of United Western Bank’s balance sheet.

Conference Call

Scot T. Wetzel, President and CEO, and William D. Snider, CFO, will host a conference call on Thursday, February 22, 2006 at 9:00 a.m. Mountain Time to review the results of operations for the fourth quarter and year ended December 31, 2006, and other topics that may be raised during the discussion. To participate in the teleconference, please call toll-free 888-593-7516 (or 706-634-4948 for international callers) approximately 10 minutes prior to the start time. To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.uwbancorp.com, click on the “Investor Relations” link and then under “News & Events” select “Calendar of Events” to access the link to the call.

About United Western Bancorp, Inc.

Denver-based United Western Bancorp, Inc., formerly known as Matrix Bancorp, Inc., is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. United Western Bank plans to grow its network to an estimated five to ten community bank locations over the next three to five years. For more information, please visit our web site at www.uwbancorp.com. On September 7, 2006, the Company completed its previously announced name change and that of its principal subsidiary, United Western Bank, and adopted its new ticker symbol.

Forward-Looking Statements

Certain statements contained in this earnings release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, new branch openings and business strategy. These statements often included words such as “may,” “will,” “believe,” “expect,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches, the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

You should keep in mind that any forward-looking statements made speak only as of the date on which they were made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. United Western Bancorp, Inc. has no duty to, and does not intend to, update or revise any forward-looking statements after the date on which they are made. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this release may not reflect actual results.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)
(Unaudited)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$12,840	$15,877
Interest-earning deposits and federal funds sold	10,914	18,355
Investment securities - available for sale	142,146	14,462
Investment securities - held to maturity	696,833	421,010
Investment securities - trading	-	104,722
Loans held for sale, net	444,120	927,442
Loans held for investment, net	711,601	425,943
FHLBank stock, at cost	42,764	34,002
Mortgage servicing rights, net	15,399	20,708
Accrued interest receivable	11,385	9,752
Other receivables	17,123	19,387
Premises and equipment, net	8,591	17,154
Bank owned life insurance	23,342	22,454
Other assets, net	11,711	19,898
Deferred income tax asset and income taxes receivable	2,376	3,696
Foreclosed real estate, net	5,403	4,526

Total assets	$2,156,548	$2,079,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,345,681	$1,124,044
Custodial escrow balances	40,017	49,385
FHLBank borrowings	519,431	615,028
Borrowed money	60,000	29,581
Junior subordinated debentures owed to unconsolidated subsidiary trusts	56,216	61,372
Income tax payable	116	-
Other liabilities	27,334	19,250

Total liabilities	2,048,795	1,898,660

Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Additional paid-in capital	23,616	108,395
Retained earnings	83,970	72,314
Accumulated other comprehensive income	166	18

Total shareholders’ equity	107,753	180,728

Total liabilities and shareholders’ equity	$2,156,548	$2,079,388

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Year Ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2006	2005	2006	2006	2005
Interest and dividend income:
Single-family loans	$8,168	$9,734	$8,495	$35,223	$43,040
Other loans	9,787	6,780	9,341	36,226	22,266
Investment securities	11,628	6,679	11,013	40,471	19,849
Interest-earning deposits	881	651	915	3,380	1,941
Total interest and dividend income	30,464	23,844	29,764	115,300	87,096

Interest expense:
Deposits	6,336	4,511	6,337	22,742	15,882
FHLBank advances	7,110	6,043	8,269	30,275	20,305
Borrowed money and junior subordinated debentures	1,922	1,514	1,654	6,766	6,279
Total interest expense	15,368	12,068	16,260	59,783	42,466

Net interest income before provision for credit losses	15,096	11,776	13,504	55,517	44,630
Provision for credit losses	82	380	232	2,341	1,490
Net interest income after provision for credit losses	15,014	11,396	13,272	53,176	43,140

Noninterest income:
Loan administration	1,675	2,211	1,834	7,749	10,103
Brokerage	8	223	12	583	1,737
Custodial and administration services	1,746	1,476	1,729	6,833	7,217
Real estate disposition services	-	218	-	168	1,391
Gain on sale of loans and securities	196	375	97	685	2,002
Gain (loss) on sale of assets	2,715	(2)	285	3,100	300
Litigation settlements	-	-	-	2,550	764
Other	809	1,577	3,259	7,347	4,753
Total noninterest income	7,149	6,078	7,216	29,015	28,267

Noninterest expense:
Compensation and benefits	6,136	11,972	5,283	22,309	25,843
Amortization of MSRs	1,200	1,633	1,544	5,810	7,764
Recovery of impairment on MSRs	-	(350)	-	(276)	(1,180)
Occupancy and equipment	613	960	1,047	3,781	3,883
Postage and communication	249	253	264	1,063	1,176
Professional fees	578	775	609	2,322	2,656
Mortgage servicing rights subservicing fees	565	722	603	2,488	3,073
Data processing	178	197	187	804	903
Subaccounting fees	5,642	3,987	5,603	21,013	13,447
Other general and administrative	2,185	8,748	2,354	9,371	16,118
Total noninterest expense	17,346	28,897	17,494	68,685	73,683

Income (loss) from continuing operations before income taxes	4,817	(11,423)	2,994	13,506	(2,276)
Income tax provision (benefit)	1,072	(5,220)	906	3,593	(2,414)
Income loss from continuing operations	3,745	(6,203)	2,088	9,913	138

Discontinued operations:
Income from discontinued operations, net of income tax provision	-	196	-	1,743	1,420

Net income (loss)	$3,745	$(6,007)	$2,088	$11,656	$1,558

Continued

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - continued
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Year Ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2006	2005	2006	2006	2005

Income (loss) from continuing operations per share - basic	$0.50	$(0.79)	$0.28	$1.27	$0.02
Income (loss) from continuing operations per share-assuming dilution	0.50	(0.79)	0.27	1.27	0.02

Income from discontinued operations per share - basic	-	0.03	-	0.23	0.20
Income from discontinued operations per share - assuming dilution	-	0.03	-	0.23	0.20

Net income (loss) per share - basic	$0.50	$(0.76)	$0.28	$1.50	$0.22

Net income (loss) per share - assuming dilution	$0.50	$(0.76)	$0.27	$1.50	$0.22

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Year Ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2006	2005	2006	2006	2005

Weighted average shares - basic	7,488,095	7,900,850	7,556,573	7,791,516	6,943,480
Weighted average shares - assuming dilution	7,488,095	7,900,850	7,638,173	7,791,516	7,036,128
Number of shares outstanding at end of period	7,256,573	11,740,850	7,556,573	7,256,573	11,740,850

Average Balances
Single-family loans receivable	$631,783	$964,100	$675,358	$723,314	$1,033,872
Other mortgage backed securities	788,593	411,778	740,185	669,085	290,999
Purchased SBA loans and securities	248,393	247,874	258,642	282,421	204,104
Commercial and CRE loans	256,165	158,639	217,922	210,627	157,387
Originated SBA loans	101,395	98,414	102,560	99,992	99,043
Interest-earning assets	2,087,982	1,939,996	2,059,646	2,047,369	1,832,205
Interest-bearing deposits	1,173,996	1,044,796	1,126,845	1,109,131	1,001,471
FHLB borrowings	555,103	612,568	643,861	630,229	574,982
Borrowed Money	103,030	74,612	72,187	80,897	77,211
Interest-bearing liabilities	1,832,129	1,731,976	1,842,893	1,820,257	1,653,664
Shareholders' equity	113,005	113,741	107,940	111,084	100,154

Operating Ratios & Other Selected Data (1)
Yield on assets	5.82%	4.90%	5.76%	5.63%	4.75%
Cost of liabilities	3.30%	2.74%	3.47%	3.26%	2.56%
Net interest margin (2)	2.92%	2.46%	2.66%	2.74%	2.44%
Return of average equity	13.26%	N/A	7.74%	8.92%	0.14%
Operating efficiency ratios (3)	72.58%	154.67%	76.98%	74.71%	92.05%
Book value per share (end of period)	$14.85	$15.39	$14.51

Loan Performance Ratios (1)
Allowance for loan losses to total loans	0.75%	0.73%	0.80%
Total single family loans allowance to nonaccrual single family loans	42.14%	37.92%	39.48%
Total commercial and CRE loans allowance to nonaccrual commercial and CRE loans	594.60%	120.66%	81.02%
Ratio of allowance for credit losses to total nonperforming loans	104.33%	59.17%	54.63%
Total nonaccrual single family loans to total single family loans	0.97%	1.01%	0.98%
Total nonaccrual commercial and CRE loans to total commercial and CRE loans	0.24%	1.42%	2.32%
Total nonaccrual assets and REO to total assets	0.64%	1.03%	0.95%

(1)	Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.

(2)	Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.

(3)
The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income.